Exhibit 99.1

Dow reports second quarter 2019 results
FINANCIAL HIGHLIGHTS

•	GAAP EPS from continuing operations was $0.10; Op. EPS¹ of $0.86.

•	GAAP Net Income was $90 million; Op. EBIT¹ of $1.1 billion.

•
Net Sales were $11.0 billion, in-line with the Company’s guidance and down 14% versus pro forma results in the year-ago period, driven primarily by local price declines in polyethylene, siloxanes and isocyanates and lower sales of hydrocarbon co-products.

•
Volume declined 3% versus pro forma results in the year-ago period, driven primarily by higher ethane feedstock usage and lower hydrocarbon co-product sales, due to increased ethylene integration from the startup of new downstream assets. This was partly offset by demand growth in plastics packaging applications, supported by new capacity on the U.S. Gulf Coast.

•	Local price declined 9% versus pro forma results in the year-ago period, with declines in all segments. Currency decreased sales by 2%, driven primarily by Europe, Middle East, Africa & India (EMEAI).

•
Equity losses were $15 million, compared to pro forma equity earnings of $193 million in the year-ago period. The reduction was primarily driven by margin compression in monoethylene glycol (MEG) and polyethylene at the Kuwait joint ventures and isocyanates at the Sadara joint venture.

•
Operating EBIT was $1.1 billion, down 35% versus pro forma results in the year-ago period. Margin compression in polyethylene, isocyanates and siloxanes, as well as lower equity earnings, more than offset volume gains in packaging applications, contributions from new capacity on the U.S. Gulf Coast and savings from cost synergies and stranded cost removal.

•	Delivered more than $130 million of cost synergy savings and $45 million of stranded cost removal.

•	Cash provided by operating activities - continuing operations was $960 million, up 26% versus results in the year-ago period.

•	Returned $0.8 billion to shareholders in the quarter, including $0.5 billion in dividends and $0.3 billion in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended			Three Months Ended
	June 30			March 31
In millions, except per share amounts	2Q19 As Reported	2Q18[2] Pro Forma	vs. SQLY [B / (W)]	1Q19[2] Pro Forma	vs. PQ [B / (W)]
Net Sales	$11,014	$12,851	$(1,837)	$11,016	$(2)
Operating EBIT [1]	$1,059	$1,639	$(580)	$1,143	$(84)
Op. EBIT Margin [1]	9.6%	12.8%	(320) bps	10.4%	(80) bps
Operating EBITDA [1]	$1,802	$2,362	$(560)	$1,886	$(84)
Operating EPS [1]	$0.86	$1.41	$(0.55)	$0.98	$(0.12)
Cash provided by operating activities - continuing operations	$960	$760	$200	$1,043	$(83)

1.	Op. EPS, Op. EBIT, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 13 for further discussion.

2.
Financial information for the three months ended March 31, 2019, three months ended June 30, 2018 and the six months periods ended June 30, 2019 and 2018, was prepared on a pro forma basis and determined in accordance with Article 11 of Regulation S-X.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports second quarter 2019 results

CEO QUOTE
Jim Fitterling, chief executive officer, commented on the quarter:
“In spite of challenging market conditions, our results reflect the benefits of Dow’s streamlined and more focused portfolio, continued cost synergy savings and stranded cost removal. In the quarter, we faced margin compression in our intermediate products in both our core business and equity earnings. However, we achieved demand growth in packaging applications, supported by new capacity on the U.S. Gulf Coast. We delivered more than $175 million of savings from cost synergies and stranded cost removal. We also moved quickly to further tighten our expense and capital spending in response to the macro environment. We delivered higher cash flow from operations. And on a sequential basis, after adjusting for higher planned maintenance spending, the Dow team achieved core earnings growth. This result underscores our discipline and focus on agile operational and financial management.”

SEGMENT HIGHLIGHTS

Performance Materials & Coatings

	Three Months Ended			Three Months Ended
	June 30			March 31
In millions, except per share amounts	2Q19	2Q18	vs. SQLY [B / (W)]	1Q19	vs. PQ [B / (W)]
Net Sales	$2,356	$2,673	$(317)	$2,320	$36
Operating EBIT	$214	$292	$(78)	$271	$(57)
Op. EBIT Margin	9.1%	10.9%	(180) bps	11.7%	(260) bps
Equity Earnings	$1	$1	$0	$0	$1

Performance Materials & Coatings net sales were $2.4 billion, down 12% versus pro forma results in the year-ago period. Volume and local price each declined 5%. Currency decreased net sales by 2%.
Consumer Solutions net sales declined as gains in the U.S. & Canada were more than offset by declines in all other regions. Local price declines were driven by ongoing siloxane price pressures, primarily in Asia Pacific. Volume decreased modestly, reflecting slower demand, particularly in automotive and consumer electronics end-markets.
Coatings & Performance Monomers net sales declined, driven primarily by lower volume and local price. Coatings demand was impacted by wet weather in the United States and Europe, which led to delays in seasonal demand. Performance Monomers sales were impacted by shipping restrictions from a facility in Deer Park, Texas, due to ongoing repairs at a nearby third-party storage and terminal facility.
Operating EBIT for the segment was $214 million, down 27% versus pro forma results in the year-ago period, primarily due to margin compression in siloxanes as well as higher planned turnaround costs and the shipping restrictions in the Performance Monomers business.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports second quarter 2019 results

Industrial Intermediates & Infrastructure

	Three Months Ended			Three Months Ended
	June 30			March 31
In millions, except per share amounts	2Q19	2Q18	vs. SQLY [B / (W)]	1Q19	vs. PQ [B / (W)]
Net Sales	$3,342	$3,972	$(630)	$3,489	$(147)
Operating EBIT	$154	$502	$(348)	$277	$(123)
Op. EBIT Margin	4.6%	12.6%	(800) bps	7.9%	(330) bps
Equity Earnings	$(78)	$96	$(174)	$(48)	$(30)

Industrial Intermediates & Infrastructure net sales were $3.3 billion, down 16% versus pro forma results in the year-ago period. Volume declined 1%, local price decreased 12% and currency decreased net sales by 3%.
Polyurethanes & Construction Chemicals reported a net sales decline, primarily driven by lower isocyanate prices, as well as currency headwinds in EMEAI. Volume gains in isocyanates and systems applications were offset by declines in polyols and propylene oxide/propylene glycol.
Industrial Solutions reported lower net sales, led by a decline in local price. Volume growth in Asia Pacific and Latin America was more than offset by declines in the U.S. & Canada and EMEAI, primarily driven by soft demand in agriculture, automotive and electronics end-markets.
Equity losses for the segment were $78 million, down from pro forma equity earnings of $96 million in the year-ago period, primarily due to margin compression in MEG and polyethylene at the Kuwait joint ventures and in isocyanates at the Sadara joint venture.
Operating EBIT was $154 million, down 69% versus pro forma results in the year-ago period, primarily due to local pricing declines, margin compression in isocyanates, volume declines and equity losses.

Packaging & Specialty Plastics

	Three Months Ended			Three Months Ended
	June 30			March 31
In millions, except per share amounts	2Q19	2Q18	vs. SQLY [B / (W)]	1Q19	vs. PQ [B / (W)]
Net Sales	$5,205	$6,134	$(929)	$5,138	$67
Operating EBIT	$768	$926	$(158)	$690	$78
Op. EBIT Margin	14.8%	15.1%	(30) bps	13.4%	(140) bps
Equity Earnings	$74	$108	$(34)	$38	$36

Packaging & Specialty Plastics net sales were $5.2 billion, down 15% versus pro forma results in the year-ago period. Volume declined 4%, driven primarily by feedstock selection in the United States and Europe and a planned maintenance turnaround at an ethylene production facility in Germany, both of which reduced net sales of Hydrocarbons & Energy co-products. Local price declined 9%, and currency decreased net sales 2%.
Packaging and Specialty Plastics business net sales declined due to reduced polyethylene product prices and currency headwinds. Volume grew, led by double-digit gains in Asia Pacific and demand growth in EMEAI, supported by new capacity additions. The business reported the strongest end-market growth in industrial and consumer packaging and health and hygiene applications.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports second quarter 2019 results

Hydrocarbons & Energy net sales declined on both price and volume. Sales volume declined primarily due to increased ethylene integration from the startup of new downstream assets, as well as a lighter feedstock slate in the United States and Europe and a planned maintenance turnaround at an ethylene production facility in Germany, both of which led to reduced hydrocarbon co-product production.
Equity earnings for the segment were $74 million, down 31% versus pro forma results in the year-ago period. The decline was driven by lower earnings from the Kuwait joint ventures.
Operating EBIT was $768 million, down 17% versus pro forma results in the year-ago period. The benefits from increased supply from growth projects and cost synergy savings were more than offset by margin compression across polyethylene products and reduced equity earnings.

OUTLOOK
“Looking ahead, we still see global growth, but the pace of that expansion has slowed, as buying patterns remain cautious due to ongoing trade and geopolitical uncertainties,” said Fitterling. “In this environment, we will maintain cost and operating discipline by continuing cost synergy and stranded cost removal actions, by reducing our planned capital expenditures for the year from $2.5 billion to $2 billion, without sacrificing high-return growth projects, and by continuing with disciplined margin management. These near-term steps are responsive to the current market environment.

“Over the longer-term, our purpose-built portfolio and leading business positions, combined with a leaner cost structure and a suite of incremental, high-return growth investments, will continue to differentiate Dow and drive our earnings growth trajectory.”

Conference Call
Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,000 people. Dow delivered pro forma sales of approximately $50 billion in 2018. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

For further information, please contact:

Investors:	Media:
Neal Sheorey	Kyle Bandlow
nrsheorey@dow.com	kbandlow@dow.com
+1 989-636-6347	+1 989-638-2417

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports second quarter 2019 results

Cautionary Statement about Forward-Looking Statements
This presentation contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “seek,” “should,” “strategy,” “will,” “will be,” “will continue,” “will likely result,” “would,” “target” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.
Forward-looking statements include, but are not limited to, expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available and expectations regarding the benefits and costs associated with each of the foregoing.
Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; and disruptions in Dow’s information technology networks and systems. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.
Risks related to achieving the anticipated benefits of our separation from DowDuPont Inc. include, but are not limited to, a number of conditions including risks outside the control of Dow including risks related to (i) our inability to achieve some or all of the benefits that we expect to receive from the separations, (ii) certain tax risks associated with the separations and distributions, (iii) our inability to make necessary changes to operate as a stand-alone company following the separations and distributions, (iv) the failure of our pro forma financial information to be a reliable indicator of our future results, (v) our inability to enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a combined company, (vi) restrictions under the intellectual property cross-license agreements, (vii) our inability to receive third-party consents required under the separation agreement, (viii) our customers, suppliers and others' perception of our financial stability on a stand-alone basis, (ix) non-compete restrictions under the separation agreement, (x) receipt of less favorable terms in the commercial agreements we will enter into with DuPont and Corteva than we would have received from an unaffiliated third party and (xi) our indemnification of DuPont and/or Corteva for certain liabilities.
Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. For a more detailed discussion of Dow’s risks and uncertainties, see the “Risk Factors” contained in Dow’s registration statement on Form 10, as amended, filed with the Securities and Exchange Commission.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the previously announced separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"). As of the effective date and time of the distribution, DowDuPont does not beneficially own any equity interest in Dow and no longer consolidates Dow and its consolidated subsidiaries into its financial results. Beginning in the second quarter of 2019, Dow's consolidated financial results reflect the results of Dow and its consolidated subsidiaries - that is, TDCC after giving effect to the distribution of its agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company's ("Historical DuPont") ethylene and ethylene copolymers businesses (other than its ethylene acrylic elastomers business) (“ECP”). The consolidated financial results of Dow for periods prior to April 1, 2019, reflect the distribution of AgCo and SpecCo as discontinued operations for each period presented as well as reflect the receipt of ECP as a common control transaction from the closing of the Merger on August 31, 2017.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the six months ended June 30, 2019 and the three and six months ended June 30, 2018, pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont, (2) the removal of the amortization of ECP's inventory step-up recognized in connection with the Merger, and (3) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three months ended June 30, 2019, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Cash flows from operating activities - continuing operations, excluding the impact of Accounting Standards Update 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"), is defined as cash provided by (used in) operating activities - continuing operations, excluding the impact of ASU 2016-15 and related interpretive guidance. Management believes this non-GAAP financial measure is relevant and meaningful as it presents cash flows from operating activities inclusive of all trade accounts receivable collection activity, which Dow utilizes in support of its operating activities.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Net sales	$11,014	$12,789	$21,983	$25,026
Cost of sales	9,420	10,540	18,562	20,520
Research and development expenses	208	221	398	429
Selling, general and administrative expenses	422	485	870	967
Amortization of intangibles	104	118	220	236
Restructuring and asset related charges - net	65	40	221	127
Integration and separation costs	348	262	800	486
Equity in earnings (losses) of nonconsolidated affiliates	(15)	193	(29)	394
Sundry income (expense) - net	(1)	(14)	68	40
Interest income	21	18	39	38
Interest expense and amortization of debt discount	237	261	478	523
Income from continuing operations before income taxes	215	1,059	512	2,210
Provision for income taxes on continuing operations	125	249	266	475
Income from continuing operations, net of tax	90	810	246	1,735
Income from discontinued operations, net of tax	—	554	445	1,068
Net income	90	1,364	691	2,803
Net income attributable to noncontrolling interests	15	31	60	66
Net income available for Dow Inc. common stockholders	$75	$1,333	$631	$2,737
	—	—	—	—
Per common share data:
Earnings per common share from continuing operations - basic	$0.10	$1.05	$0.26	$2.26
Earnings per common share from discontinued operations - basic	—	0.73	0.58	1.40
Earnings per common share - basic	$0.10	$1.78	$0.84	$3.66
Earnings per common share from continuing operations - diluted	$0.10	$1.05	$0.26	$2.26
Earnings per common share from discontinued operations - diluted	—	0.73	0.58	1.40
Earnings per common share - diluted	$0.10	$1.78	$0.84	$3.66

Weighted-average common shares outstanding - basic	742.8	747.2	745.0	747.2
Weighted-average common shares outstanding - diluted	747.9	747.2	747.6	747.2

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2019	Dec 31, 2018
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2019: $26; 2018: $71)	$2,446	$2,724
Marketable securities	20	100
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2019: $40; 2018: $42)	5,661	5,646
Other	2,908	3,389
Inventories	6,841	6,899
Other current assets	761	712
Assets of discontinued operations - current	—	19,900
Total current assets	18,637	39,370
Investments
Investment in nonconsolidated affiliates	2,968	3,320
Other investments (investments carried at fair value - 2019: $1,688; 2018: $1,699)	2,558	2,646
Noncurrent receivables	785	360
Total investments	6,311	6,326
Property
Property	54,937	53,984
Less accumulated depreciation	33,687	32,566
Net property (variable interest entities restricted - 2019: $657; 2018: $683)	21,250	21,418
Other Assets
Goodwill	9,848	9,846
Other intangible assets (net of accumulated amortization - 2019: $3,657; 2018: $3,379)	4,000	4,225
Operating lease right-of-use assets	2,183	—
Deferred income tax assets	1,857	1,779
Deferred charges and other assets	803	735
Total other assets	18,691	16,585
Total Assets	$64,889	$83,699
Liabilities and Equity
Current Liabilities
Notes payable	$544	$298
Long-term debt due within one year	297	338
Accounts payable:
Trade	4,188	4,456
Other	2,179	2,479
Operating lease liabilities - current	421	—
Income taxes payable	370	557
Accrued and other current liabilities	3,606	2,931
Liabilities of discontinued operations - current	—	4,488
Total current liabilities	11,605	15,547
Long-Term Debt (variable interest entities nonrecourse - 2019: $45; 2018: $75)	17,155	19,253
Other Noncurrent Liabilities
Deferred income tax liabilities	500	501
Pension and other postretirement benefits - noncurrent	8,674	8,926
Asbestos-related liabilities - noncurrent	1,113	1,142
Operating lease liabilities - noncurrent	1,779	—
Other noncurrent obligations	5,563	4,709
Total other noncurrent liabilities	17,629	15,278
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2019: 749,025,762 shares; 2018: 100 shares)	7	—
Additional paid-in capital	7,186	7,042
Retained earnings	20,110	35,460
Accumulated other comprehensive loss	(8,988)	(9,885)
Unearned ESOP shares	(99)	(134)
Treasury stock at cost (2019: 5,813,756 shares; 2018: zero shares)	(305)	—
Dow Inc.’s stockholders’ equity	17,911	32,483
Noncontrolling interests	589	1,138
Total equity	18,500	33,621
Total Liabilities and Equity	$64,889	$83,699

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2019	Jun 30, 2018
Operating Activities
Net income	$691	$2,803
Less: Income from discontinued operations, net of tax	445	1,068
Income from continuing operations, net of tax	246	1,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,486	1,451
Provision (credit) for deferred income tax	(63)	7
Earnings of nonconsolidated affiliates less than dividends received	880	196
Net periodic pension benefit cost	57	169
Pension contributions	(152)	(373)
Net gain on sales of assets, businesses and investments	(27)	(26)
Adjustment to gain on step acquisition of nonconsolidated affiliate	—	20
Restructuring and asset related charges - net	221	127
Other net loss	115	241
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	239	(1,115)
Inventories	58	(912)
Accounts payable	(450)	1,299
Other assets and liabilities, net	(607)	(1,315)
Cash provided by operating activities - continuing operations	2,003	1,504
Cash provided by operating activities - discontinued operations	253	289
Cash provided by operating activities	2,256	1,793
Investing Activities
Capital expenditures	(912)	(868)
Investment in gas field developments	(48)	(46)
Purchases of previously leased assets	(9)	—
Proceeds from sales of property and businesses, net of cash divested	9	14
Investments in and loans to nonconsolidated affiliates	(228)	(2)
Distributions and loan repayments from nonconsolidated affiliates	—	55
Purchases of investments	(393)	(900)
Proceeds from sales and maturities of investments	735	751
Proceeds from interests in trade accounts receivable conduits	—	656
Cash used for investing activities - continuing operations	(846)	(340)
Cash used for investing activities - discontinued operations	(34)	(112)
Cash used for investing activities	(880)	(452)
Financing Activities
Changes in short-term notes payable	162	345
Proceeds from issuance of long-term debt	2,010	—
Payments on long-term debt	(4,221)	(568)
Purchases of treasury stock	(305)	—
Proceeds from issuance of parent company stock	34	85
Transaction financing, debt issuance and other costs	(56)	—
Employee taxes paid for share-based payment arrangements	(50)	(70)
Distributions to noncontrolling interests	(7)	(39)
Purchases of noncontrolling interests	(127)	—
Dividends paid to stockholders	(517)	—
Dividends paid to DowDuPont Inc.	(535)	(2,110)
Settlements and transfers related to separation from DowDuPont Inc.	1,963	(215)
Other financing activities, net	—	3
Cash used for financing activities - continuing operations	(1,649)	(2,569)
Cash used for financing activities - discontinued operations	(18)	(43)
Cash used for financing activities	(1,667)	(2,612)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	(69)
Summary
Decrease in cash, cash equivalents and restricted cash	(281)	(1,340)
Cash, cash equivalents and restricted cash at beginning of period	2,764	6,208
Cash, cash equivalents and restricted cash at end of period	$2,483	$4,868
Less: Restricted cash and cash equivalents, included in "Other current assets"	37	45
Cash and cash equivalents at end of period	$2,446	$4,823

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
	As Reported	Pro Forma	Pro Forma	Pro Forma
Net sales	$11,014	$12,851	$22,030	$25,147
Cost of sales	9,420	10,591	18,594	20,613
Research and development expenses	208	220	398	430
Selling, general and administrative expenses	422	486	870	968
Amortization of intangibles	104	116	220	235
Restructuring and asset related charges - net	65	32	221	104
Integration and separation costs	348	234	750	441
Equity in earnings (losses) of nonconsolidated affiliates	(15)	193	(29)	394
Sundry income (expense) - net	(1)	(12)	68	41
Interest income	21	19	40	39
Interest expense and amortization of debt discount	237	262	477	523
Income from continuing operations before income taxes	215	1,110	579	2,307
Provision for income taxes on continuing operations	125	261	281	497
Income from continuing operations, net of tax	90	849	298	1,810
Net income attributable to noncontrolling interests	15	37	47	58
Net income from continuing operations available for Dow Inc. common stockholders	$75	$812	$251	$1,752

Per common share data:
Earnings per common share from continuing operations - basic	$0.10	$1.08	$0.33	$2.34
Earnings per common share from continuing operations - diluted	$0.10	$1.08	$0.33	$2.34

Weighted-average common shares outstanding - basic [1]	742.8	747.2	745.0	747.2
Weighted-average common shares outstanding - diluted [1]	747.9	747.2	747.6	747.2

1.	The weighted-average common shares outstanding - basic and diluted for the six months ended June 30, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
	As Reported	Pro Forma	Pro Forma	Pro Forma
Performance Materials & Coatings	$2,356	$2,673	$4,676	$5,044
Industrial Intermediates & Infrastructure	3,342	3,972	6,831	7,775
Packaging & Specialty Plastics	5,205	6,134	10,343	12,182
Corporate	111	72	180	146
Total	$11,014	$12,851	$22,030	$25,147
U.S. & Canada	$4,072	$4,601	$8,038	$9,086
EMEAI [1]	3,725	4,476	7,613	8,880
Asia Pacific	2,170	2,487	4,278	4,684
Latin America	1,047	1,287	2,101	2,497
Total	$11,014	$12,851	$22,030	$25,147

Pro Forma Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2019 [2]					Six Months Ended Jun 30, 2019
	Local Price & Product Mix	Currency	Volume	Portfolio / Other	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other	Total
Percent change from prior year
Performance Materials & Coatings	(5)%	(2)%	(5)%	—%	(12)%	(3)%	(2)%	(2)%	—%	(7)%
Industrial Intermediates & Infrastructure	(12)	(3)	(1)	—	(16)	(12)	(3)	3	—	(12)
Packaging & Specialty Plastics	(9)	(2)	(4)	—	(15)	(10)	(2)	(3)	—	(15)
Total	(9)%	(2)%	(3)%	—%	(14)%	(9)%	(2)%	(1)%	—%	(12)%
U.S. & Canada	(9)%	—%	(2)%	—%	(11)%	(8)%	—%	(3)%	(1)%	(12)%
EMEAI [1]	(6)	(5)	(6)	—	(17)	(7)	(5)	(2)	—	(14)
Asia Pacific	(11)	(2)	—	—	(13)	(11)	(2)	4	—	(9)
Latin America	(15)	—	(4)	—	(19)	(14)	—	(2)	—	(16)
Total	(9)%	(2)%	(3)%	—%	(14)%	(9)%	(2)%	(1)%	—%	(12)%

1.	Europe, Middle East, Africa and India.

2.	As reported net sales for the three months ended June 30, 2019 compared with pro forma net sales for the three months ended June 30, 2018.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Performance Materials & Coatings	$214	$292	$485	$647
Industrial Intermediates & Infrastructure	154	502	431	962
Packaging & Specialty Plastics	768	926	1,458	1,897
Corporate	(77)	(81)	(172)	(170)
Total	$1,059	$1,639	$2,202	$3,336

Depreciation and Amortization by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Performance Materials & Coatings	$219	$220	$438	$442
Industrial Intermediates & Infrastructure	147	152	292	299
Packaging & Specialty Plastics	370	344	737	696
Corporate	7	7	19	14
Total	$743	$723	$1,486	$1,451

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Performance Materials & Coatings	$433	$512	$923	$1,089
Industrial Intermediates & Infrastructure	301	654	723	1,261
Packaging & Specialty Plastics	1,138	1,270	2,195	2,593
Corporate	(70)	(74)	(153)	(156)
Total	$1,802	$2,362	$3,688	$4,787

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Performance Materials & Coatings	$1	$1	$1	$1
Industrial Intermediates & Infrastructure	(78)	96	(126)	245
Packaging & Specialty Plastics	74	108	112	167
Corporate	(12)	(12)	(16)	(19)
Total	$(15)	$193	$(29)	$394

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Income from continuing operations, net of tax	$90	$849	$298	$1,810
+ Provision for income taxes on continuing operations	125	261	281	497
Income from continuing operations before income taxes	$215	$1,110	$579	$2,307
- Interest income	21	19	40	39
+ Interest expense and amortization of debt discount	237	262	477	523
- Significant items	(628)	(286)	(1,186)	(545)
Operating EBIT	$1,059	$1,639	$2,202	$3,336

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$215	$75	$0.10
Less: Significant items
Integration and separation costs	(348)	(277)	(0.37)	Integration and separation costs
Restructuring and asset related charges - net	(65)	(53)	(0.07)	Restructuring and asset related charges - net
Loss on divestiture	(44)	(47)	(0.06)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Indemnification and other transaction related costs [4]	(127)	(163)	(0.22)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($36 million)
Total significant items	$(628)	$(574)	$(0.76)
Operating results (non-GAAP)	$843	$649	$0.86

Significant Items Impacting Results for the Three Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$1,110	$812	$1.08
Less: Significant items
Impact of Dow Silicones ownership restructure [5]	(20)	(18)	(0.02)	Sundry income (expense) - net
Integration and separation costs	(234)	(201)	(0.27)	Integration and separation costs
Restructuring and asset related charges - net	(32)	(28)	(0.04)	Restructuring and asset related charges - net
Total significant items	$(286)	$(247)	$(0.33)
Operating pro forma results (non-GAAP)	$1,396	$1,059	$1.41
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for Dow Inc. common stockholders" or pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
5. Post-closing adjustments related to the Dow Silicones ownership restructure.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$579	$251	$0.33
Less: Significant items
Integration and separation costs	(750)	(603)	(0.81)	Integration and separation costs
Restructuring and asset related charges - net	(221)	(203)	(0.27)	Restructuring and asset related charges - net
Loss on divestiture	(44)	(47)	(0.06)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Indemnification and other transaction related costs [4]	(127)	(240)	(0.32)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($113 million)
Total significant items	$(1,186)	$(1,127)	$(1.50)
Operating pro forma results (non-GAAP)	$1,765	$1,378	$1.83

Significant Items Impacting Results for the Six Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$2,307	$1,752	$2.34
Less: Significant items
Impact of Dow Silicones ownership restructure [5]	(20)	(18)	(0.02)	Sundry income (expense) - net
Integration and separation costs	(441)	(362)	(0.49)	Integration and separation costs
Restructuring and asset related charges - net	(104)	(88)	(0.12)	Restructuring and asset related charges - net
Gain on divestiture [6]	20	15	0.02	Sundry income (expense) - net
Income tax related items [7]	—	(7)	(0.01)	Provision for income taxes on continuing operations
Total significant items	$(545)	$(460)	$(0.62)
Operating pro forma results (non-GAAP)	$2,852	$2,212	$2.96
1. Pro forma "Income from continuing operations before income taxes."
2. Pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Pro forma "Earnings per common share from continuing operations - diluted."
4. Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
5. Post-closing adjustments related to the Dow Silicones ownership restructure.
6. Reflects a pretax gain related to the sale of equity interests in MEGlobal.
7. Related to effects of U.S. Tax Reform.

Reconciliation of Non-GAAP Cash Flow Measure	Six Months Ended
In millions	Jun 30, 2019	Jun 30, 2018
Cash provided by operating activities - continuing operations (GAAP)	$2,003	$1,504
Impact of ASU 2016-15 and related interpretive guidance	—	656
Cash flows from operating activities - continuing operations, excluding impact of ASU 2016-15 (non-GAAP)	$2,003	$2,160